As filed with the Securities and Exchange Commission on February 9, 2004
                                           Registration Statement No. 333-112199
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------



                                 POST-EFFECTIVE
                               AMENDMENT NO. 1 TO

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                                -----------------



                          FLORIDA POWER & LIGHT COMPANY
             (Exact name of registrant as specified in its charter)


                  Florida                               59-0247775
       (State or other jurisdiction of               (I.R.S. Employer
       incorporation or organization)               Identification No.)


                                -----------------



                             700 Universe Boulevard
                            Juno Beach, Florida 33408
                                 (561) 694-4000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)


                                -----------------


     Dennis P. Coyle, Esq.           Thomas R. McGuigan, P.A.      Robert J. Reger, Jr., Esq.
 General Counsel and Secretary       Steel Hector & Davis LLP       Thelen Reid & Priest LLP
 Florida Power & Light Company     200 South Biscayne Boulevard         875 Third Avenue
     700 Universe Boulevard                 Suite 4000              New York, New York 10022
   Juno Beach, Florida 33408           Miami, Florida 33131              (212) 603-2000
         (561) 694-4000                   (305) 577-7000

        (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)


                                -----------------


    It is respectfully requested that the Commission also send copies of all notices, orders and communications to:

                             Richard L. Harden, Esq.
                              Hunton & Williams LLP
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 309-1000

                                -----------------



================================================================================



                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.      Exhibits.

**5(a) Opinion and Consent of Steel Hector & Davis LLP, dated January 26, 2004, counsel to Florida Power & Light Company ("FPL").

*5(a).1 Opinion and Consent of Steel Hector & Davis LLP, dated January 29, 2004, counsel to FPL.

**5(b) Opinion and Consent of Thelen Reid & Priest LLP, dated January 26, 2004, co-counsel to FPL.

*5(b).1 Opinion and Consent of Thelen Reid & Priest LLP, dated January 29, 2004, co-counsel to FPL.

**23(a)       Independent Auditors' Consent of Deloitte & Touche LLP.

**23(b) Consent of Steel Hector & Davis LLP (included in Exhibit 5(a) to Form S-3, File No. 333-112199).

*23(b).1 Consent of Steel Hector & Davis LLP (included in opinion, attached hereto as Exhibit 5(a).1).

**23(c) Consent of Thelen Reid & Priest LLP (included in Exhibit 5(b) to Form S-3, File No. 333-112199).

*23(c).1 Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b).1).

**24 Powers of Attorney (included on the signature pages of this registration statement).


*Filed herewith.

**Previously filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 9th day of February, 2004.

                                       FLORIDA POWER & LIGHT COMPANY


                                       By:/s/ Armando J. Olivera*
                                          ---------------------------
                                                Armando J. Olivera
                                                President and Director

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                          Title                                Date
       ---------                          -----                                ----
/s/ Lewis Hay III*              Chairman of the Board, Chief             February 9, 2004
-------------------------       Executive Officer and Director
Lewis Hay III                   (Principal Executive Officer)

/s/ Moray P. Dewhurst*          Senior Vice President, Finance           February 9, 2004
-------------------------       and Chief Financial Officer and
Moray P. Dewhurst               Director (Principal Financial Officer)

/s/ K. Michael Davis*           Vice President, Accounting,              February 9, 2004
-------------------------       Controller and Chief Accounting
K. Michael Davis                Officer (Principal Accounting
                                Officer)

/s/ Dennis P. Coyle*            Director                                 February 9, 2004
-------------------------
Dennis P. Coyle

/s/ Lawrence J. Kelleher*       Director                                 February 9, 2004
-------------------------
Lawrence J. Kelleher

/s/ Armando J. Olivera*         Director                                 February 9, 2004
-------------------------
Armando J. Olivera

/s/ Antonio Rodriguez*          Director                                 February 9, 2004
-------------------------
Antonio Rodriguez

-------------------------       Director
John A. Stall


*By:   /s/ Dennis P. Coyle
      -----------------------
      Dennis P. Coyle, Attorney-in-Fact

                                  Exhibit Index

5(a).1   -   Opinion of Steel Hector & Davis LLP, dated January 29, 2004, counsel to FPL.

5(b).1   -   Opinion of Thelen Reid & Priest LLP, dated January 29, 2004, co-counsel to FPL.

23(b).1  -   Consent of Steel Hector & Davis LLP (included in Exhibit 5(a).1).

23(c).1  -   Consent of Thelen Reid & Priest LLP (included in Exhibit 5(b).1).